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                                                                    EXHIBIT 2.1


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                      CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                              MT ACQUISITION CORP.

                                      AND

                              METTLER-TOLEDO, INC.

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               Pursuant to Section 253 of the General Corporation
                          Law of the State of Delaware

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         MT Acquisition Corp. ("Acquisition"), a corporation organized and existing under the laws of the State of Delaware, desiring to merge into Mettler-Toledo, Inc. ("MTI"), a corporation organized and existing under the laws of the State of Delaware, pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. Acquisition was incorporated on July 16, 1996 pursuant to the General Corporation Law of the State of Delaware.

         2. Acquisition is the owner of 100% of the issued and outstanding shares of the common stock of MTI, a corporation incorporated on December 22, 1986 pursuant to the General Corporation Law of the State of Delaware, and MTI has no class of stock outstanding other than said common stock.

         3. The Board of Directors of Acquisition duly adopted the following resolutions by written consent of the Board of Directors on October 15, 1996 and filed them with the minutes of the Board:

              RESOLVED, that MT Acquisition Corp. ("Acquisition") shall be merged with and into Mettler-Toledo, Inc. ("MTI"), with MTI being the surviving corporation of the merger and assuming all Acquisition's liabilities and obligations (the "Merger").

         RESOLVED, the Merger shall be effective upon the filing of the Certificate of Ownership and Merger described below with the Secretary of State of Delaware.

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         RESOLVED, that by virtue of the Merger and without any action on the part of Acquisition or MTI: (i) the Certificate of Incorporation of MTI shall be in the form attached hereto as Annex 1, (ii) the By-laws of Acquisition, as in effect immediately prior to the effective time of the Merger, shall be the By-laws of MTI except that the heading thereof shall be amended to read as follows: "AMENDED AND RESTATED BY-LAWS OF METTLER-TOLEDO, INC.", and (iii) the directors of Acquisition shall be the directors of MTI, and the officers of Acquisition shall be the officers of MTI, in each case until their successors are duly elected or appointed and qualified in the manner provided by the Certificate of Incorporation and By-laws of MTI or as otherwise provided by law.

         RESOLVED, that by virtue of the Merger and without any action on the part of Acquisition or MTI: (i) each share of the common stock of MTI that is issued and outstanding immediately prior to the effective time of the Merger shall be canceled and (ii) each share of the common stock of Acquisition that is issued and outstanding immediately prior to the effective time of the Merger shall be converted into a one validly issued, fully paid and nonassessable share of the common stock of MTI.

         RESOLVED, that the proposed Merger shall be submitted to the sole stockholder of Acquisition to be adopted by its written consent; and upon Acquisition receiving the written consent of such stockholder, the Merger shall be approved.

         RESOLVED, that the Officers, and each of them individually hereby is, authorized and directed, in the name and on behalf of Acquisition, to execute, acknowledge and file with the Secretary of State of Delaware, and the Secretary is authorized and directed to attest, a Certificate of Ownership and Merger, setting forth a copy of these resolutions, pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware and to execute, acknowledge, file and deliver such other agreements, documents, instruments and certificates and any amendments or supplements thereto (whether under the corporate seal of Acquisition or otherwise) and to take such other actions as

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         they may deem necessary or appropriate to effect the merger provided for by these resolutions.

         4. The merger described above has been approved by the written consent of the holder of 100% of the issued and outstanding shares of the capital stock of Acquisition pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         5. Annex 1 hereto sets forth the Certificate of Incorporation of MTI from and after the effective time of the Merger.

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         IN WITNESS WHEREOF, Acquisition has caused this Certificate to be signed the 15th day of October, 1996.

                                                MT ACQUISITION CORP.


                                            By: /s/ Thomas P. Salice
                                                ------------------------------
                                                    Name:  Thomas P. Salice
                                                    Title:  Vice President


ATTEST:

By: /s/ Christine J. Smith
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        Name:  Christine J. Smith
        Title:  Secretary

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                          CERTIFICATE OF INCORPORATION

                                       OF

                              METTLER-TOLEDO, INC.

         Mettler-Toledo, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

         FIRST: The name of the Corporation is

                              METTLER-TOLEDO, INC.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Dollar ($1.00).

         FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

         SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

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         SEVENTH: To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.